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                                                                   Exhibit 10.17

                         Webb Interactive Services, Inc.
                                  1899 Wynkoop
                                    Suite 600
                                Denver, CO 80202

                                 March 29, 2002

Neil A. McMurry
President
Jona, Inc.
P.O. Box 949
Casper, WY  82602

     Re:  Exercise of Option

Dear Mick:

     This will confirm Jona, Inc.'s agreement to exercise the option to purchase 2,500,000 Units of the securities of Webb Interactive Services, Inc. (the "Company") for $2,500,000.00 that Jona, Inc. acquired pursuant to the Securities Purchase Agreement dated as of January 17, 2002, between the Company and Jona, Inc. Jona, Inc. has agreed to exercise the option prior to March 31, 2002, four months before the option expires, in order to enable the Company to eliminate the "going concern" qualification which appeared in the Company's auditors' report for fiscal 2000 from the auditors' report for fiscal 2001, and to improve the Company's prospects for having its common stock reinstated for listing on the Nasdaq Stock Market. It is necessary for the option to be exercised in March, 2002, to achieve these purposes, as the auditors will issue their report for fiscal 2001 before the end of the month and the Company is required to submit to Nasdaq by April 9, 2002, the additional information the Company desires Nasdaq consider in connection with the Company's appeal of the de-listing of its common stock from the Nasdaq National Market.

     In consideration for Jona, Inc. exercising the option in March, 2002, the Company will grant to Jona, Inc. an additional stock purchase warrant representing the right to acquire 2,500,000 shares of the Company's common stock at $1.00 per share (the "New Warrant"). The terms of the New Warrant will be identical to the terms of the warrants
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included with the Units (the "Unit Warrants"), except the New Warrant will not contain the call provision included in the Unit Warrants which enables the Company to call up to two-thirds of the shares subject to the Unit Warrants based on future market prices for the Company's common stock.

     This will also confirm that within the next two weeks the Company will provide Jona, Inc. a written report outlining the steps the Company, including its Jabber, Inc. subsidiary, is taking to assure maximum protection of its intellectual property.

     Upon receipt of the $2,500,000.00 payment for the purchase of the Units, the Company will deliver to Jona, Inc. the Unit Warrants and the New Warrant and will instruct the Company's transfer agent to issue to Jona, Inc. a stock certificate for 2,500,000 shares of the Company's common stock.

     If you have any questions, please feel free to contact me at your convenience. Your continued support of the Company is greatly appreciated.

                                                Sincerely,


                                                /s/ William R. Cullen

                                                William R. Colin
                                                Chief Executive Officer
                                                Webb Interactive Services, Inc.